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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

September 21, 2000

ONYX Pharmaceuticals, Inc.
3031 Research Drive
Richmond, CA 94806

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ONYX Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering an underwritten public offering of up to 3,450,000 (including 450,000 shares for which the underwriters have been granted an over-allotment option) shares of the Company's common stock (the "Shares"). Defined terms used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that the Shares will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statment, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Robert L. Jones
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     Robert L. Jones